Exhibit 99.1

PRESS RELEASE	Contact:	Tiffany K. Glenn
For Immediate Release		Executive Vice President
Investor Relations Officer
(757) 217-1000

HAMPTON ROADS BANKSHARES

ANNOUNCES SECOND QUARTER 2009 FINANCIAL RESULTS AND

SUSPENSION OF COMMON STOCK DIVIDEND

Norfolk, Virginia, August 3, 2009: Hampton Roads Bankshares, Inc. (NASDAQ: HMPR), the financial holding company for Bank of Hampton Roads and Shore Bank, today announced unaudited financial results for the second quarter of 2009. The company reported a net loss of $43.2 million for the second quarter and $35.9 million for the six months ended June 30, 2009. The net loss after preferred stock dividends was $46.2 million for the second quarter and $41.8 million for the first six months of 2009. The second quarter results included a $28.0 million goodwill impairment charge and a $33.7 million provision for loan losses. On a pre-tax, pre-provision basis excluding the goodwill impairment, the company earned $9.2 million in the second quarter and $21.9 million for the first half of the year. The goodwill impairment charge, a non-cash expense, does not impact regulatory capital.

Additionally, as a measure to preserve capital, the board of directors voted on July 30, 2009, to suspend the quarterly dividend on the Company’s common stock. This action will improve the Company’s capital position by approximately $8 million per year.

“National economic conditions remain under stress, and have negatively impacted the industry’s credit quality, profitability, and growth,” stated John A.B. “Andy” Davies, Jr., President and Chief Executive Officer. “While we are not pleased with our second quarter results, we are taking steps to proactively strengthen our balance sheet during this difficult economic period,” continued Davies. “These steps, adopted by many banks during the past twelve months, include adding to the allowance for loan losses, preserving capital through the suspension of our common stock dividend, and increasing the resources dedicated toward the management and reduction of nonperforming loans. Given the many challenges facing the banking industry, we remain committed to the safety and soundness of our company, and the measures described above reflect that commitment.”

Davies added, “Hampton Roads Bankshares has a long dividend history, paying a common stock dividend at least annually since 1992, and the board’s decision to suspend the payments was a difficult but prudent one. Maintaining a strong capital position is and always has been a priority for us, and it is even more important in this challenging economy. It is our intention to consider resumption of dividend payments when conditions permit and it is appropriate for us to do so.”

Acquisition of Shore Financial Corporation and Gateway Financial Holdings

Hampton Roads Bankshares, Inc. acquired Shore Financial Corporation on June 1, 2008, and Gateway Financial Holdings, Inc. on December 31, 2008. Beginning with the first quarter of 2009, the income statement of Hampton Roads Bankshares includes the operating results of Gateway. As a result of last year’s acquisitions, the substantial increases in income statement comparisons to the second quarter of 2008 are primarily due to the inclusion of the operating results of both Shore and Gateway, along with the goodwill impairment charge and increased provision for loan losses.

Balance Sheet

As of June 30, 2009, total assets were $3.05 billion, total loans were $2.60 billion and total deposits were $2.28 billion, all substantial increases from the comparable period of 2008 due largely to the acquisitions of Shore and Gateway. Balance sheet amounts were consistent with the levels recorded at March 31, 2009, and the company remained well capitalized under regulatory risk-based capital standards.

Asset Quality

Nonperforming assets as a percentage of total assets increased to 4.95% at June 30, 2009, from 3.19% at March 31, 2009, due largely to a $56.3 million increase in nonaccrual loans. The majority of the company’s nonaccrual loans are within the construction and development and commercial real estate portfolios. Of the Company’s total nonaccrual loans of $142.8 million at June 30, 2009, $84.1 million represent loans acquired from Gateway which were written down by $17.7 million to their estimated present values at acquisition. “Our top priority is to improve our credit quality and effectively manage our loan portfolio,” stated Davies. “During the second quarter, we bolstered our allowance for loan losses by over $32 million to a total of $84.5 million, or 3.25% of total loans. Additionally, we have strengthened our credit risk management systems, adjusted our credit approval process, and engaged a third party consultant to review our loan portfolio. We have also added resources to our Special Assets area. Several large lending relationships comprise over half of our nonperforming loans, and our Special Assets department is aggressively working with these borrowers, and with all our troubled borrowers, on workout plans designed to achieve a satisfactory outcome for the Company.”

Revenues and Expenses

Net interest income totaled $25.9 million for the second quarter of 2009 compared with $5.78 million for the year-earlier quarter and $26.1 million for the first quarter of 2009. The Company’s net interest margin was 3.71% for the June 30 quarterly reporting period, compared with 3.77% in the first quarter and 3.73% in the second quarter of 2008.

Noninterest income totaled $5.7 million in the recently completed quarter, and benefitted significantly from the inclusion of Gateway’s mortgage loan and insurance operations. During the quarter, mortgage loan revenue was $1.4 million and income from insurance services was $1.1 million.

Noninterest expense totaled $50.3 million in the second quarter of 2009, up from $19.8 million in the first quarter of 2009 and $4.7 million in the second quarter of 2008. Excluding the goodwill impairment charge, noninterest expense increased $2.5 million over the previous quarter, due in part to accrual for a special FDIC insurance assessment which was applied industry-wide.

Merger Integration

As noted above, the Company acquired Shore Financial Corporation, the parent company of Shore Bank, on June 1, 2008, and on December 31, 2008 acquired Gateway Financial Holdings, Inc., the parent company for Gateway Bank & Trust. Bank of Hampton Roads and Gateway Bank merged on May 8, 2009, and the systems of those two banks were combined as of that date. For marketing purposes, the company now operates as Shore Bank on the Eastern Shore of Virginia and Maryland, as Gateway Bank & Trust in North Carolina and the Richmond area of Virginia, and as Bank of Hampton Roads in the Hampton Roads area of Virginia. “We are working diligently to integrate these acquisitions, as the company moves from a high growth phase to one of capitalizing on our full earnings potential,” stated Davies. “We are one of the largest community banking institutions in our region and are just beginning to realize the opportunities created by last year’s acquisitions. We have 62 financial centers spanning three states and offer a full array of financial products delivered with exceptional service. Our emphasis in the near term will be on increasing core deposits in all our markets. Together with the actions described earlier, our goal is to become the leading financial institution in each of the areas we serve and to increase long-term shareholder value.”

About Hampton Roads Bankshares

Hampton Roads Bankshares, Inc. is a financial holding company that was formed in 2001 and is headquartered in Norfolk, Virginia. The Company’s primary subsidiaries are Bank of Hampton Roads, which opened for business in 1987, and Shore Bank, which opened in 1961. The Banks engage in general community and commercial banking business, targeting the needs of individuals and small to medium-sized businesses. Currently, Bank of Hampton Roads operates thirty banking offices in the Hampton Roads region of southeastern Virginia and twenty-four offices in Virginia and North Carolina doing business as Gateway Bank & Trust Co. Shore Bank serves the Eastern Shore of Maryland and Virginia through eight banking offices and fifteen ATMs. Through various affiliates, the Banks also offer mortgage banking services, insurance, title insurance, and investment products. Shares of the Company’s common stock are traded on the NASDAQ Global Select Market under the symbol HMPR. Additional information about the Company and its subsidiaries can be found at www.hamptonroadsbanksharesinc.com.

Use of Non-GAAP Financial Measures

This earnings press release contains GAAP financial measures and non-GAAP financial measures where management believes it to be helpful in understanding our results of operations or financial position. Where non-GAAP financial measures are used, the comparable GAAP financial measure, as well as the reconciliation to the comparable GAAP financial measure, can be found in the Form 8-K filed related to this release, which can be found on the SEC’s EDGAR website at www.sec.gov or our website at www.hamptonroadsbanksharesinc.com.

Hampton Roads Bankshares, Inc.

Financial Highlights

Unaudited

(in thousands, except per share data)

	Six months ended
	June 30, 2009	June 30, 2008
Operating Results

Interest income	$77,259	$19,093
Interest expense	25,286	8,030

Net interest income	51,973	11,063
Provision for loan losses	34,895	544
Noninterest income	12,095	2,844
Noninterest expense	70,178	8,600
Income tax expense (benefit)	(5,143)	1,628

Net income (loss)	(35,862)	3,135

Preferred stock dividend & accretion of discount	5,959	—

Net income (loss) available to common shareholders	(41,821)	3,135

Per Share Data

Earnings (loss) per share:
Basic	$(1.92)	$0.29
Diluted (estimated)	(1.92)	0.29
Common dividends declared	0.22	0.22
Book value per common share	7.57	8.18
Book value per common share - tangible	4.45	5.80

Balance Sheet at Period-End

Total assets	$3,050,898	$845,490
Total loans	2,598,639	723,206
Total securities	153,201	42,992
Intangible assets	67,937	31,280
Total deposits	2,276,881	635,681
Total borrowings	447,691	94,304
Shareholders’ equity	299,231	107,442
Shareholders’ equity - tangible	231,294	76,162
Common shareholders’ equity	164,987	107,442
Common shareholders’ equity - tangible	97,050	76,162

Daily Averages

Total assets	$3,117,141	$620,421
Total loans	2,601,379	522,028
Total securities	168,041	41,752
Intangible assets	86,206	4,839
Total deposits	2,256,499	475,493
Total borrowings	476,622	57,831
Shareholders’ equity	343,332	79,332
Shareholders’ equity - tangible	257,126	74,493
Common shareholders’ equity	208,167	79,332
Common shareholders’ equity - tangible	121,961	74,493
Interest-earning assets	2,795,832	583,913
Interest-bearing liabilities	2,487,532	435,919

	June 30, 2009	June 30, 2008
Financial Ratios
Return on average assets	-2.32%	1.02%
Return on average common equity	-40.51%	7.96%
Return on average common equity - tangible	-69.15%	8.46%
Net interest margin	3.75%	3.81%
Efficiency ratio	109.54%	61.84%
Tangible common equity to tangible assets	3.25%	9.35%

Allowance for Loan Losses

Beginning balance	$51,218	$5,043
Provision for losses	34,895	544
Charge-offs	(1,897)	(10)
Recoveries	275	16
Allowance acquired through merger	—	2,932

Ending balance	84,491	8,525

Nonperforming Assets at Period-End

Nonaccrual loans - acquired (1)	$84,060	$—
Nonaccrual loans - all other	58,780	1,629

Total nonaccrual loans	142,840	1,629
Loans 90 days past due and still accruing interest	271	1,436
Other real estate owned	7,780	355

Total nonperforming assets	150,891	3,420

Asset Quality Ratios

Annualized net chargeoffs (recoveries) to average loans	0.13%	0.00%
Nonperforming assets to total assets	4.95%	0.40%
Allowance for loan losses to total loans	3.25%	1.18%

Noninterest Income

Service charges on deposit accounts	4,132	1,141
Income on bank owned life insurance	805	—
Mortgage	3,039	—
Insurance	2,201	—
Title	450	—
Investments	131	—
Other income	1,337	1,703

Total noninterest income	12,095	2,844

Noninterest Expense

Salaries and benefits	$21,780	$5,055
Occupancy expense	4,084	1,033
Equipment expense	2,491	217
Data processing expense	2,493	413
FDIC	3,301	83
Impairment of goodwill	27,976	—
Other expense	8,053	1,799

Total noninterest expense	70,178	8,600

Composition of Loan Portfolio at Period-End

Commercial	$444,203	$112,659
Construction	884,219	173,674
Real-estate commercial	701,434	236,053
Real-estate residential	529,109	187,593
Installment	40,697	13,385
Deferred loan fees and related costs	(1,023)	(158)

Total loans	2,598,639	723,206

Other Data

Number of employees (full-time equivalent)	719	275
Number of full service offices	62	26
Number of loan production offices	1	—
Number of ATM’s	74	25

(1)	Represents acquired loans which were recorded at their estimated present values at the acquisition date.

Forward-Looking Statements

This press release contains certain “forward-looking statements” within the meaning of federal securities laws that involve significant risks and uncertainties, including statements regarding our plans, expectations, goals, and projections. For example, forward-looking statements includes those about steps we are taking to strengthen our balance sheet and capital position, suspending our dividend payments, improving our credit quality, integrating acquired companies, and increasing deposits and shareholder value. Such statements are based on our assumptions and analyses and other information we believe are appropriate in the circumstances and available to us at the time of the press release. Actual results could differ materially from those contained in or implied by such statements for a variety of risks including (1) deterioration in the loan portfolio; (2) managing problem loans; (3) changes in economic conditions; (4) movements in interest rates; (5) competitive pressures on product pricing and services; (6) success and timing of other business strategies; and (7) the nature, extent, and timing of governmental actions and reforms, including existing and potential future restrictions and limitations imposed in connection with the Troubled Asset Relief Program’s voluntary Capital Purchase Plan or otherwise, among other reasons. Consequently, all of the forward-looking statements in this press release are qualified by these cautionary statements and the cautionary language in our most recent Form 10-K report and other documents we file with the Securities and Exchange Commission. Hampton Roads Bankshares, Inc. does not undertake to update forward-looking statements to reflect circumstances or events that occur after the date of this press release.